SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April 12, 2007


                                West Marine, Inc.

                 ----------------------------------------------

             (Exact name of registrant as specified in its charter)



    Delaware                       0-22512                     77-0355502
 -----------------             ---------------             ------------------
 (State or other               (Commission File             (I.R.S. Employer
  jurisdiction of                  Number)                  Identification No.)
  incorporation)


               500 Westridge Drive                        95076
             Watsonville, California
         --------------------------------             ------------
        (Address of principal executive offices)       (Zip Code)



                                 (831) 728-2700
                             -----------------------
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
     Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

On April 12, 2007, West Marine, Inc. announced its net sales for the 13-week period (first quarter) ended March 31, 2007. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.        Financial Statements and Exhibits.

                  (a)      Not Applicable.

                  (b)      Not Applicable.

                  (c)      Not Applicable.

                  (d)      Exhibits:

                           99.1  Press Release dated April 12, 2007
                                 (furnished pursuant to Item 2.02 of Form 8-K)

                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            WEST MARINE, INC.



Date:  April 12, 2007                       By:  /s/ Thomas R. Moran
                                                 -----------------------------
                                                  Thomas R. Moran
                                                  Senior Vice President and
                                                  Chief Financial Officer

                                                                    Exhibit 99.1

Contacts:  West Marine, Inc.
Tom Moran, Senior Vice-President and Chief Financial Officer
Deborah Ajeska, Assistant Vice President of Financial Planning & Analysis
(831) 761-4229

                  WEST MARINE REPORTS FIRST QUARTER 2007 SALES


     WATSONVILLE, CA, April 12, 2007 - West Marine, Inc. (Nasdaq: WMAR) today reported that net sales for the thirteen weeks ended March 31, 2007 were $126.2 million, a decrease of 4.9% from net sales of $132.6 million a year ago. Comparable store sales decreased 2.0% in the first quarter of 2007.

     Net sales attributable to our Stores segment for the first quarter of 2007 were $106.9 million, a decrease of $7.2 million, or 6.3%, compared to same period last year. The sales decrease primarily was a result of having 35 fewer stores due to the closure of certain under-performing locations during the second half of last year. Port Supply (wholesale) segment sales through our distribution centers for the first quarter of 2007 were $10.4 million, a decrease of $0.1 million, or 0.9%, compared to the same period last year. Port Supply segment results do not include sales to wholesale customers through our store locations, as these sales are included in our Stores segment. Net sales of our Direct Sales (catalog and Internet) segment for the first quarter of 2007 were $8.8 million, an increase of $0.8 million, or 9.9%, compared to the same period last year, primarily due to increased Internet sales.

     Peter Harris, Chief Executive Officer of West Marine, said, "Sales during the first quarter were in line with our expectations. Our comparable store sales performance was driven by the electronics category, in which we will see a later launch this year of key new products, which are just now hitting our stores. During the first quarter, we continued our focus on inventory productivity by clearing non-performing merchandise while improving in-stock rates."

ABOUT WEST MARINE

     West Marine, the country's favorite retailer of boating supplies and accessories, has approximately 380 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the country's largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).